UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Ruby Tuesday, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 24, 2004

Dear Shareholders:

     We are holding your 2004 Annual Meeting on Tuesday, October 5, 2004, at 11:00 a.m., local time, at Ruby Tuesday, Inc.’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

     We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely, RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III Chairman of the Board, President and Chief Executive Officer

          R  U  B  Y    T  U  E  S  D  A  Y,   I  N  C.
150 West Church Avenue  •  Maryville, Tennessee 37801  •  (865) 379-5700  •  Facsimile (865) 379-6826

RUBY TUESDAY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 5, 2004

     The Annual Meeting of Shareholders of Ruby Tuesday, Inc. (the “Company”) will be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, on Tuesday, October 5, 2004, at 11:00 a.m., local time, for the following purposes:

1.	To elect two Class III directors for a term of three years to the Board of Directors;

2.	To reapprove the Company's Incentive Bonus Plan for the Chief Executive Officer;

3.	To ratify the selection of KPMG LLP to serve as the Company’s registered public accounting firm for the fiscal year ending May 31, 2005;

4.	To consider a shareholder proposal; and

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on August 10, 2004, are entitled to vote at the meeting.

     The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and its telephone number is (865) 379-5700.

     We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors,

Daniel T. Cronk Senior Vice President, General Counsel and Secretary

August 24, 2004
Maryville, Tennessee

RUBY TUESDAY, INC.

150 West Church Avenue
Maryville, Tennessee 37801
(865) 379-5700

PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     The following Proxy Statement and the accompanying proxy card, first mailed to shareholders of record on or about August 24, 2004, are furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc., a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 5, 2004, at 11:00 a.m., local time, at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, and at any adjournment(s) thereof (the “Annual Meeting”).

     Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy, or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the two nominees for Class III directors named in this Proxy Statement; (ii) in favor of the reapproval of the Company’s Incentive Bonus Plan for the Chief Executive Officer (the “CEO Bonus Plan”); (iii) in favor of the ratification of the selection of KPMG LLP as the Company’s registered public accounting firm for the fiscal year ending May 31, 2005; (iv) against the shareholder proposal; and (v) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

     If you participate in the Company’s Salary Deferral Plan (the “Plan”), your proxy card will also serve as a voting instruction card for the Plan Trustee. If you do not provide voting instructions with respect to the shares held in the Plan to the Plan Trustee, those shares will not be voted. If you participate in the Plan or maintain accounts in more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.

     The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for any expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

     August 10, 2004 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more director nominees is withheld, if any, are counted as shares present for determination of a quorum.

The number of shares of outstanding Common Stock on August 10, 2004 was 64,765,901, each of which is entitled to one vote.

     Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting. So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) reapprove the CEO Bonus Plan; (ii) ratify the selection of KPMG LLP as the Company’s registered public accounting firm for the fiscal year ending May 31, 2005; and (iii) approve the shareholder proposal. Therefore, abstentions and broker non-votes will have no effect on the outcome of the voting on the CEO Bonus Plan, the ratification of the selection of registered public accounting firm and the shareholder proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of August 15, 2004 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock.

Name or Group	Number of Shares Beneficially Owned(1)		Percent of class(2)
T. Rowe Price Associates, Inc	6,191,800	(3)	9.6%
100 E. Pratt Street
Baltimore, MD 21202
Westport Asset Management, Inc	4,166,850	(4)	6.4%
253 Riverside Avenue
Westport, CT 06880
Samuel E. Beall, III	1,247,563	(5)	1.9%
Claire L. Arnold	55,127		*
James A. Haslam, III	52,906	(6)	*
Bernard Lanigan, Jr	8,943	(7)	*
John B. McKinnon	102,033	(8)	*
Elizabeth L. Nichols	20,103		*
Dr. Donald Ratajczak	53,249	(9)	*
Dolph W. von Arx	54,882		*
Stephen I. Sadove	3,531		*
Robert D. McClenagan	902,066		1.4%
Marguerite N. Duffy	241,947		*
A. Richard Johnson	206,276	(10)	*
Nicolas N. Ibrahim	55,706		*
All directors and executive
officers as a group (14 persons)	2,240,977		3.4%

__________

(1)

The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 15, 2004, held by the named persons and group as follows: Mr. Beall, 750,105;

Ms. Arnold, 10,797; Mr. Haslam, 9,066; Mr. Lanigan, 5,859; Mr. McKinnon, 9,810; Ms. Nichols, 10,020; Dr. Ratajczak, 9,648; Mr. von Arx, 8,619; Mr. Sadove, 2,550; Mr. McClenagan, 804,429; Ms. Duffy, 219,675; Mr. Johnson, 190,000; Mr. Ibrahim, 51,854; and all directors and executive officers as a group, 1,401,126; and (ii) shares held in the Company’s Salary Deferral Plan as follows: Mr. Beall, 22,604; Ms. Duffy, 3,017; and all directors and executive officers as a group, 25,621.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan which, as of July 31, 2004, were as follows: Mr. Beall, 20,713; Mr. McClenagan, 27,569; Ms. Duffy, 2,365; Mr. Ibrahim, 7,975; and all directors and executive officers as a group, 55,199. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon termination of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)

“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to currently exercisable options and options exercisable within 60 days after August 15, 2004), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based on the Schedule 13G, as amended, filed by T. Rowe Price Associates, Inc., reporting beneficial ownership as of December 31, 2003.

(4)

The information presented is based on the Schedule 13G/A, as amended, filed by Westport Asset Management, Inc, reporting beneficial ownership as of December 31, 2003. Westport Asset Management, Inc. disclaims beneficial ownership of 8,900 shares owned by employees of Westport Asset Management, Inc. and Westport Advisors LLC, since these shares were purchased with each employee’s personal funds and each employee has exclusive dispositive voting power over the shares held in its respective account.

(5)	Includes (i) 209,424 shares held in the Beall Family Ltd. Partnership, a limited partnership of which Mr. Beall is a general partner, and (ii) 13,626 shares owned jointly by Mr. Beall and his spouse.

(6)

Includes 30,483 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. The total amount also includes 6,300 shares held by Mr. Haslam and his wife as tenants in common. Mr. Haslam disclaims beneficial ownership of 201 shares held by his wife individually.

(7)	Includes 1,000 shares held in a family limited partnership.

(8)	Includes 42,500 shares owned by Mr. McKinnon and his spouse as tenants in common.

(9)	Includes 13,500 shares held in an individual retirement account by Dr. Ratajczak.

(10)	Includes 370 shares owned jointly by Mr. Johnson and his children.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The terms of office of the Class III directors expire at the Annual Meeting. Dolph W. von Arx and Elizabeth L. Nichols, current Class III directors, notified the Company of their intent to retire from the Board of Directors effective at the Annual Meeting and, therefore, will not stand for re-election. The Board of Directors has nominated John B. McKinnon, a current Class III director, and Samuel E. Beall, III, who currently serves in Class II, to serve in Class III of the Board of Directors for a term of three years. The size of the Board of Directors will be reduced from nine to seven members upon the election of the Class III director nominees at the Annual Meeting. The Class I directors and the remaining Class II directors have one year and two years, respectively, remaining on their terms of office.

     It is intended that persons named in the accompanying form of proxy will vote for the two nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director and Director Nominee Information

Nominees for Directors

CLASS III - TERM EXPIRING 2007

JOHN B. MCKINNON
Director of the Company since 1989        Age:        69

     Prior to his retirement in May 1995, Mr. McKinnon was Dean of Babcock Graduate School of Management at Wake Forest University. Prior to his position at Wake Forest University, Mr. McKinnon was President of Sara Lee Food Service from July 1988 through June 1989, and President of Sara Lee Corporation from July 1986 through June 1988. Mr. McKinnon is also a director of Medcath, Inc.

SAMUEL E. BEALL, III
Director of the Company since 1982        Age:         54

     Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall is also a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Co., and Blackberry Hotel Co.

Directors Continuing in Office

CLASS II – TERM EXPIRING 2006

DR. DONALD RATAJCZAK
Director of the Company since 1981         Age:         61

     Dr. Ratajczak is a consulting economist who, from May 2000 until April 2003, was Chairman and Chief Executive Officer of BrainWorks Ventures Inc. (formerly known as Auric Metals Corporation), a company which provided investment and advisory services for startup technology companies. From July 1973 until his retirement in June 2000, Dr. Ratajczak served as Professor and Director of the Economic Forecasting Center at the Georgia State University. Dr. Ratajczak is a director of CIM High Yield Securities Fund, Crown Crafts, Inc., TBC Corporation, Regan Holding Corp., Citizens Trust Bank, and AssuranceAmerica Corporation (successor by merger to BrainWorks Ventures, Inc.).

CLAIRE L. ARNOLD
Director of the Company since 1994        Age:         57

     Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior thereto, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold is a director of Schweitzer-Mauduit International, Inc.

CLASS I – TERM EXPIRING 2005

BERNARD LANIGAN, JR.
Director of the Company since 2001         Age:         56

     Mr. Lanigan founded, and has served as Chairman and managing principal of, Lanigan & Associates, P.C., Certified Public Accountants and Management Consultants, since 1974. Also, Mr. Lanigan has served as Chairman and managing director of Southeast Asset Advisors, Inc., a registered investment advisor and consulting company, since 1981.

JAMES A. HASLAM, III
Director of the Company since 1999          Age:         50

     Mr. Haslam has been President and Chief Executive Officer of Pilot Travel Centers, LLC, a nationwide operator of travel centers, since September 2001. Mr. Haslam served as Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, from July 1995 to September 2001. From 1976 to 1995, Mr. Haslam was Executive Vice President of Pilot Corporation. Mr. Haslam is also a director of First Horizon National Corporation.

STEPHEN I. SADOVE
Director of the Company since 2002         Age:         53

     Mr. Sadove has served as Chief Operating Officer and Vice Chairman of the board of directors of Saks Incorporated since March 2004 and January 2002, respectively. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care from September 2000 to January 2001; as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care and Nutritionals from 1998 to September 2000; as President of Worldwide Beauty Care from 1995 to 1998; and as President of Clairol, Inc. from 1991 to 1995.

The Board of Directors recommends that you vote FOR the election of the two nominees for Class III Directors named above.

Directors’ Independence

     The Board of Directors has determined that each of the Company’s directors, other than Samuel (Sandy) E. Beall, III, is independent as independence for directors is defined under the New York Stock Exchange (“NYSE”) listing standards regarding corporate governance. Mr. Beall is not an independent director because he is the Company’s President and Chief Executive Officer. As permitted by the NYSE corporate governance standards, the Board of Directors adopted the following categorical standards for evaluating relationships or transactions between directors and the Company to assist it in making independence determinations: relationships or transactions, or direct or indirect interests therein, of the type described or contemplated by Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) that are not required to be disclosed pursuant to Item 404 will not be considered “material relationships” with the Company for purposes of independence determinations under the NYSE corporate governance standards. All of the independent directors met these categorical standards other than James A. Haslam, III, who has an indirect interest in the Holrob-Mercedes lease as described in “Certain Transactions” below. The Board of Directors concluded that the Holrob-Mercedes lease does not constitute a “material relationship” between Mr. Haslam and the Company within the meaning of the NYSE corporate governance standards because, among other things, the lease (i) was entered into before Mr. Haslam became a director and was not modified since he joined the Board, and (ii) involves an insignificant amount, currently approximately $62,500 a year.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, except as described below, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2004 have been complied with on a timely basis. Ms. Arnold failed to timely report the exercise of two stock options, one on March 2, 2004 and a second on February 23, 2003, pursuant to which Ms. Arnold acquired 888 and 1,272 shares of Common Stock, respectively, in each case representing all of the shares of Common Stock that Ms. Arnold could purchase pursuant to such options. Ms. Arnold filed Forms 4 with the SEC reporting these transactions on July 23, 2004 and on November 6, 2003, respectively. Mr. Haslam failed to timely report broker-sponsored reinvestment of the Company’s dividends consisting of less than one share of Common Stock. Mr. Haslam filed a Form 4 with the SEC reporting this transaction on February 2, 2004. Mr. Johnson underreported by 3,000 shares of Common Stock his acquisition of shares of Common Stock on March 1, 2004. Mr. Johnson filed a Form 4 with the SEC correctly reporting this transaction on July 23, 2004. Mr. von Arx failed to timely report the exercise of two stock options, one on February 24, 2003 and a second on June 4, 2003, pursuant to which Mr. von Arx acquired 1,272 and 1,062 shares of Common Stock, respectively, in each case representing all of the shares of Common Stock that Mr. von Arx could purchase pursuant to such options. Mr. von Arx filed a Form 4 with the SEC reporting these transactions on December 2, 2003. Mr. Beall underreported by 64 shares his purchase of shares of Common Stock in September 2001, pursuant to the Company’s Management Stock Option Program (“MSOP”) as a result of a clerical error, and overreported by 44 shares his total beneficial ownership of shares of Common Stock as a result of an error in the application of the conversion ratios in the spin-off transaction effected in March 1996. Mr. Beall filed a Form 4 with the SEC correcting these errors on August 11, 2004.

Directors’ Fees and Attendance

     The Board of Directors met four times during fiscal year 2004. Each director attended at least 75% of these meetings and meetings of any committee of which he or she was a member which were held during the fiscal year.

     Directors who are employees of the Company receive no directors’ fees. All non-employee directors currently receive $4,500 quarterly retainers, $4,500 per regularly-scheduled Board meeting attended and $2,250 for each special Board meeting attended. Non-employee directors serving on the Audit Committee, the Compensation and Stock Option Committee, or the Nominating and Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Committee members receive a $2,250 fee for each committee meeting attended which is not held on the same day as a meeting of the Board of Directors. In addition, the Chairs of each committee receive an annual fee of $4,000 and the other members of the Audit Committee receive an annual fee of $3,000, and, during fiscal 2004, Mr. Sadove received a fee of $5,625 in connection with a special assignment to assist the Company’s marketing department.

     The Company’s Stock Incentive and Deferred Compensation Plan for Directors (the “Directors’ Plan”) permits non-employee directors to defer all or a portion (in 25 percent increments) of their retainer(s) (other than any portion of the retainer(s) allocated to Stock Awards, as described below) and/or any additional meeting and committee fees to a deferred compensation account. Deferred compensation accounts are credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Amounts credited to a director’s deferred compensation account will be distributed not sooner than the earlier of the first January 15 or July 15 following (a) the date of the director’s 70th birthday, or (b) the date the director ceases to be a member of the Board of Directors.

     The Directors’ Plan provides that each non-employee director who has not attained the Target Ownership Level (as defined below) will be deemed to have elected to direct that 60 percent of his or her retainer(s) payable for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf. Each non-employee director who has attained the Target Ownership Level may elect to direct, in 10 percent increments and subject to other conditions prescribed by the Directors’ Plan, that up to 60 percent of his or her retainer(s) for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf (collectively, the “Stock Awards”). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner allowed for discretionary elections.

     A director will be treated as having attained the Target Ownership Level for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading day prior to such date (“Fair Market Value”), equal to 10 multiplied by that director’s annual retainer.

     Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, will be issued the number of shares of Common Stock equal to the amount of the retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock, as of the issue date. Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70, or unless this restriction is waived by the committee administering the Directors’ Plan.

     The Directors’ Plan provides that each non-employee director who receives Stock Awards, whether through a deemed election or a discretionary election, will be awarded an option to purchase shares of

Common Stock (the “Options”) equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be.

     Options issued under the Directors’ Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect, will become fully exercisable six months following the date of grant, and will be exercisable at the Fair Market Value of the Common Stock as of the date of the Option grant. Each Option shall expire generally upon the fifth anniversary of the date on which it was granted.

     In addition, the Director’s Plan provides for the grant to each non-employee director of an option to purchase 10,000 shares of Common Stock if the director is elected, re-elected or otherwise continues to serve on the Board of Directors at each annual meeting of the shareholders of the Company.

Committees of the Board of Directors

     The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

     Audit Committee. The Audit Committee maintains communications with the Company’s registered public accounting firm as to the nature of the auditors’ services, fees and such other matters as the auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s internal controls and procedures and makes recommendations to the Board with respect thereto. The Audit Committee of the Company’s Board of Directors met four times during fiscal year 2004. The current members of the Audit Committee are Bernard Lanigan, Jr. (Chair), John B. McKinnon, and Dr. Donald Ratajczak. The Board of Directors has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements. All of the members of the Audit Committee have significant experience in financial matters and are financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that (a) at least one member of the Audit Committee is an “audit committee financial expert” as defined in the applicable SEC rules, and (b) Mr. Lanigan is an audit committee financial expert.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee (the “Compensation Committee”) makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee met two times during fiscal year 2004. The current members of the Compensation Committee are Stephen I. Sadove (Chair), Dolph W. von Arx, Claire L. Arnold, Bernard Lanigan, Jr., John B. McKinnon, Elizabeth L. Nichols and Dr. Donald Ratajczak. The Board of Directors has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements.

     Nominating and Governance Committee. The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends to the Board director nominees; (ii) recommends to the Board director nominees for each committee of the Board; (iii) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its performance review of the Board, each committee and management. The Nominating and Governance Committee met one time during fiscal year 2004. The current members of the Nominating and Governance Committee are Claire L. Arnold (Chair), Dolph W. von Arx, James A. Haslam, III, Bernard Lanigan, Jr., John B. McKinnon, Dr. Donald Ratajczak, and Stephen I. Sadove. The Board of Directors has determined that each member of the Nominating and

Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

     The Nominating and Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. A copy of such formal policy and procedure may be viewed on the Company’s website at www.rubytuesday.com. Consistent with these procedures, the Nominating and Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Nominating and Governance Committee, c/o Secretary, at Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

     In considering potential candidates for election to the Company’s Board of Directors, the Nominating and Governance Committee observes the following guidelines: (i) the composition of the Board of Directors must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

     In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given no later than 90 days in advance of the annual meeting. Each notice of intent to nominate one or more persons for the election of directors must set forth (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of Common Stock entitled to vote at the annual meeting and that the shareholder will appear either in person or by proxy at the annual meeting; (iii) a description of any arrangements between the shareholder and the person or persons being nominated pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company.

Policy with Regard to Directors' Attendance at Annual Meetings of Shareholders

     The Board of Directors has adopted a policy requiring that, absent unusual circumstances, members of the Board of Directors are expected to attend each annual meeting of the shareholders of the Company. All of the members of the Board of Directors attended the 2003 Annual Meeting of Shareholders.

Procedure for Shareholder Communication with Directors

     Shareholders may send communications to the Board of Directors, to individual directors, or to the non-management directors as a group by mail c/o Secretary, at Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, or by electronic mail at boardofdirectors@rubytuesday.com.

Communications from shareholders will be forwarded to the directors from time to time but no later than the regular meeting of the Board of Directors following receipt.

CORPORATE GOVERNANCE

     The Company is committed to the highest standards of integrity and corporate governance. The Company believes that its corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE listing standards regarding corporate governance. In particular:

•	the Board of Directors has determined that all of the non-management directors are independent as independence of directors is defined under the NYSE corporate governance requirements;

•	all committees of the Board of Directors are composed of directors who are independent as independence of directors is defined under the NYSE corporate governance requirements;

•

the Board of Directors has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements;

•	the Board of Directors has established a Nominating and Governance Committee, which adopted its own charter;

•	the Board of Directors adopted Corporate Governance Guidelines; and

•	the Board of Directors adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including its executive officers.

     The Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Code of Ethical Conduct for Financial Professionals can be found on the Company’s website at www.rubytuesday.com.

EXECUTIVE COMPENSATION

     This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the last three fiscal years, which compensation was awarded to, paid to, or earned by the Company’s Chief Executive Officer and each of the four other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2004 (collectively, these persons are hereinafter sometimes referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation		All Other Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation $(1)	Awards Options/ SARs (#)	Payouts LTIP Payouts ($)	($)(2)
Samuel (Sandy) E. Beall, III	2004	1,005,334	1,760,637	4,197	454,220	-0-	11,697
Chairman of the Board and Chief	2003	966,667	1,692,920	2,097	625,585	-0-	15,182
Executive Officer	2002	936,368	1,162,720	3,755	398,698	-0-	5,548
Robert D. McClenagan	2004	388,000	232,800	3,300	122,460	-0-	3,507
President (3)	2003	388,000	388,000	1,500	201,515	-0-	7,980
	2002	390,193	390,425	3,298	203,975	-0-	9,235
Marguerite N. Duffy	2004	249,338	375,000	2,552	91,902	-0-	5,777
Senior Vice President and Chief	2003	214,916	323,402	1,500	90,000	-0-	5,674
Financial Officer	2002	179,426	180,000	2,401	92,784	-0-	4,165
A. Richard Johnson	2004	240,542	361,080	2,408	91,794	-0-	2,397
Senior Vice President	2003	231,291	347,193	-0-	90,000	-0-	1,447
	2002	224,042	222,560	-0-	90,000	-0-	1,407
Nicolas N. Ibrahim	2004	233,827	351,000	2,552	101,902	-0-	2,600
Senior Vice President	2003	198,972	280,950	1,047	115,000	-0-	2,428
and Chief Technology Officer (4)	2002	--	--	--	--	--	--

__________

(1)

Under the Company’s MSOP, eligible employees of the Company may purchase shares of Common Stock up to established annual limits if pre-established Corporate, Division, Region, District or Unit goals, as the case may be, are achieved. For each share of Common Stock purchased under the MSOP, the participant receives .15 of a “bonus share” and a five-year option to purchase three times the number of shares purchased plus the related bonus shares. The shares purchased and the related bonus shares are subject to a two-year restriction on resale. The value of the bonus shares received in connection with the purchase of shares of Common Stock under the MSOP by the Named Executives is included in this column.

(2)

The amounts in this column include the following: (a) Company matching contributions under the Deferred Compensation Plan for fiscal years 2004, 2003 and 2002, respectively: Mr. Beall, $4,953, $9,200, and $0; Mr. McClenagan, $0, $4,800 and $6,396; Ms. Duffy, $4,081, $3,742 and $4,165; and Mr. Ibrahim, $2,600 and $2,428; (b) executive group life and accidental death and dismemberment insurance plan premiums paid for fiscal years 2004, 2003 and 2002, respectively: Mr. Beall, $1,308, $1,283 and $1,142; Mr. McClenagan, $1,308, $1,283 and $1,142; Ms. Duffy, $1,308, $1,545 (of which $682 related to fiscal year 2002), and $0 (fiscal year 2002 premiums were paid for Ms. Duffy in fiscal year 2003); Mr. Johnson, $1,308, $481 and $540; and Mr. Ibrahim, $0 and $0; and (c) employee portion of split-dollar life insurance premiums paid for fiscal years 2004, 2003 and 2002, respectively: Mr. Beall, $5,436, $4,699 and $4,406; Mr. McClenagan, $2,199, $1,897 and $1,698; Ms. Duffy, $388, $388, and $0; and Mr. Johnson, $1,089, $966 and $867.

(3)	Mr. McClenagan retired on June 1, 2004.

(4)	Mr. Ibrahim became an executive officer of the Company in April 2003.

OPTION GRANTS IN FISCAL 2004

     The following table presents information regarding options to purchase shares of Common Stock granted by the Company during fiscal year 2004 to the Named Executives. The Company has no outstanding SARs and granted no SARs during fiscal year 2004.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Individual Grants				5%		10%
Name	Options/SARs Granted(#) (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share)	Expiration Date	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)
S. E. Beall, III	1,623	0.07%	29.71	12-02-08	13,322	37.92	29,438	47.85
	451,091	19.70%	33.00	04-06-09	4,112,728	42.12	9,088,054	53.15
	1,506	0.07%	32.00	03-02-09	13,315	40.84	29,422	51.54
R. D. McClenagan	1,275	0.06%	29.71	12-02-08	10,466	37.92	23,126	47.85
	120,000	5.24%	33.00	04-06-09	1,094,075	42.12	2,417,620	53.15
	1,185	0.05%	32.00	03-02-09	10,477	40.84	23,151	51.54
M. N. Duffy	987	0.04%	29.71	12-02-08	8,102	37.92	17,902	47.85
	90,000	3.93%	33.00	04-06-09	820,556	42.12	1,813,215	53.15
	915	0.04%	32.00	03-02-09	8,090	40.84	17,876	51.54
A. R. Johnson	930	0.04%	29.71	12-02-08	7,634	37.92	16,869	47.85
	90,000	3.93%	33.00	04-06-09	820,556	42.12	1,813,215	53.15
	864	0.04%	32.00	03-02-09	7,639	40.84	16,879	51.54
N. N. Ibrahim	987	0.04%	29.71	12-02-08	8,102	37.92	17,902	47.85
	100,000	4.37%	33.00	04-06-09	911,729	42.12	2,014,683	53.15
	915	0.04%	32.00	03-02-09	8,090	40.84	17,876	51.54

__________

(1)

Except as otherwise stated, the indicated options have a term of five years and were granted pursuant to the Company’s 1996 Stock Incentive Plan. The majority of the options granted under the 1996 Stock Incentive Plan become exercisable after 24 or 30 months following the date of grant. However, the Compensation Committee resolved that each of the indicated options, except those granted to R. D. McClenagan, shall vest on May 31, 2005, subject to all remaining terms and conditions. The options granted to Mr. McClenagan vested on June 1, 2004, the date of his retirement from the Company. In the event of a change in control of the Company, the vesting of options will be accelerated unless the committee administering the plan elects to cash-out the options.

(2)	Based on an aggregate of 2,289,433 options granted by the Company in fiscal year 2004.

(3)

The Potential Realizable Values are calculated as follows: [[Market Price at Grant x (1 + Stock Price Appreciation Rate)] – Exercise Price] x Number of Underlying Shares. Because these Potential Realizable Values are based on annualized compound rates of increase over a five-year term of the option, the total potential appreciation on annual appreciation rates of 5% and 10% is 27.6% and 61.1%, respectively.

AGGREGATED OPTION EXERCISES IN
FISCAL 2004 AND FISCAL YEAR END VALUES

     The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 2004 by the Named Executives and the value of unexercised options to purchase Common Stock held at June 1, 2004. There were no SARs outstanding during fiscal year 2004.

			Number of Unexercised Options FY-End	Value of Unexercised In-the-Money Options at FY-End($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
S. E. Beall, III	322,000	6,945,358	353,984 / 1,874,990	3,544,829 / 16,005,183
R. D. McClenagan	114,634	1,650,276	804,429 / -0-	7,059,056 / -0-
M. N. Duffy	-0-	-0-	128,160 / 273,417	1,602,092 / 1,480,681
A. R. Johnson	50,000	1,072,139	100,000 / 271,794	999,000 / 1,471,500
N. N. Ibrahim	50,000	598,769	792 / 267,964	5,615 / 1,477,586

__________

(1)	Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise) – (Per Share Exercise Price)] x Number of Shares for which the option was exercised.

(2)

Value of Unexercised In-the-Money Options at fiscal year end is calculated as follows: [(Per Share Closing Sale Price on June 1, 2004) – (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sale price on June 1, 2004, the last trading day of fiscal year 2004, was $28.79.

EQUITY COMPENSATION PLAN INFORMATION

     The following table presents information as of the end of fiscal year 2004 with respect to equity compensation plans of the Company:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,194,074		$23.43		412,010

Equity compensation plans not approved by security holders(1)	2,940,722	(2)	18.55	(3)	2,243,791	(4)

Total	9,134,796				2,655,801

__________

(1)	The equity compensation plans in this category are the Deferred Compensation Plan and the 1996 Non-Executive Stock Incentive Plan. Subsequent to shareholder approval of amendments to the

1996 Non-Executive Stock Incentive Plan, which was renamed as the “2003 Stock Incentive Plan,” at the Annual Meeting of Shareholders held on October 7, 2003, grants of equity incentives are not reflected in this category. The material features of these plans are described in Notes 8 and 9, respectively, to the Company’s Consolidated Financial Statements for fiscal 2004.

(2)

Includes 531,786 share equivalent units outstanding under the Deferred Compensation Plan and shares subject to options issued under the 2003 Stock Incentive Plan before it was approved by the shareholders.

(3)	Does not reflect share equivalent units under the Deferred Compensation Plan.

(4)	Does not reflect shares that may become issuable under the Deferred Compensation Plan because the Company does not have a specific number of shares reserved for issuance thereunder.

Retirement Plan

     The Company is a sponsor of the Morrison Restaurants Inc. Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based upon salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan. A participant’s accrued annual benefit is determined generally by adding A and B below, as applicable:

(A)   ¼ percent of pay up to that year’s Social Security Wage Base, plus 1¼ percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

(B)   ¼ percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1¼ percent of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

     Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant’s accrued benefit becomes vested upon completion of five years of service after age 18.

     Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the Executive Supplemental Pension Plan or the Management Retirement Plan, as described below.

Executive Supplemental Pension Plan

     Eligible Named Executives of the Company participate in the Company’s Executive Supplemental Pension Plan (“ESPP”). The ESPP is a nonqualified, unfunded, defined benefit retirement plan for selected employees. As a condition of entry to the ESPP, future participants must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP.

     A participant’s accrued benefit in the ESPP equals 2.5 percent of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) not in excess of 20 years; plus one percent of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service; less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan; and less an offset for Social Security benefits calculated based on the most generous formula in effect under the Social Security laws during the participant’s membership in the ESPP. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits may be paid under the Retirement Plan and become vested if the participant has completed ten years of service. Normal retirement for purposes of the ESPP is age 60, although a participant with at least five years of service may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending upon age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned upon not competing with the Company for a period of two years following retirement. The ESPP also provides that certain participants who do not otherwise qualify for benefits receive a nominal retirement benefit not to exceed $1,000 per month.

     Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the ESPP continues until age 60. In accordance with the ESPP, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

Executive Supplemental Pension Plan
Estimated Annual Benefits for Representative Years of Service to Age 60

Annual Average Base Salary	10 Years	15 Years	20 Years	25 Years	30 Years or More
$ 250,000	$ 62,500	$ 93,750	$125,000	$137,500	$150,000
275,000	68,750	103,125	137,500	151,250	165,000
300,000	75,000	112,500	150,000	165,000	180,000
325,000	81,250	121,875	162,500	178,750	195,000
350,000	87,500	131,250	175,000	192,500	210,000
375,000	93,750	140,625	187,500	206,250	225,000
400,000	100,000	150,000	200,000	220,000	240,000
425,000	106,250	159,375	212,500	233,750	255,000
450,000	112,500	168,750	225,000	247,500	270,000
475,000	118,750	178,125	237,500	261,250	285,000
500,000	125,000	187,500	250,000	275,000	300,000
525,000	131,250	196,875	262,500	288,750	315,000
550,000	137,500	206,250	275,000	302,500	330,000
575,000	143,750	215,625	287,500	316,250	345,000
600,000	150,000	225,000	300,000	330,000	360,000
625,000	156,250	234,375	312,500	343,750	375,000
650,000	162,500	243,750	325,000	357,500	390,000
675,000	168,750	253,125	337,500	371,250	405,000
700,000	175,000	262,500	350,000	385,000	420,000
725,000	181,250	271,875	362,500	398,750	435,000
750,000	187,500	281,250	375,000	412,500	450,000
775,000	193,750	290,625	387,500	426,250	465,000
800,000	200,000	300,000	400,000	440,000	480,000

825,000	206,250	309,375	412,500	453,750	495,000
850,000	212,500	318,750	425,000	467,500	510,000
875,000	218,750	328,125	437,500	481,250	525,000
900,000	225,000	337,500	450,000	495,000	540,000
925,000	231,250	346,875	462,500	508,750	555,000
950,000	237,500	356,250	475,000	522,500	570,000
975,000	243,750	365,625	487,500	536,250	585,000
1,000,000	250,000	375,000	500,000	550,000	600,000

     Years of continuing service, to the nearest year, and current remuneration covered by the ESPP (base salary) for the eligible Named Executives are: Mr. Beall, 32 years, $1,005,334; Mr. McClenagan, 32 years, $388,000; Ms. Duffy, 14 years, $249,338; Mr. Johnson, 10 years, $240,542; and Mr. Ibrahim, 3 years, $233,827.

Management Retirement Plan

     The Company’s Management Retirement Plan (“MRP”) provides a select group of management or highly compensated employees the security of receiving a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) whose average annual compensation over a consecutive three calendar-year periods equals or exceeds $40,000, which amount may be adjusted by the Company from time to time. The MRP was frozen as of June 1, 2001, so that no additional benefits have accrued and no new participants have been permitted since that date.

     A participant’s single-life annuity accrued benefit in the MRP equals 1.5 percent of the participant’s average compensation determined over the five-year period immediately preceding the earlier of the participant’s termination of employment or June 1, 2001, multiplied by the participant’s years of credited service prior to June 1, 2001 not in excess of 20 years; plus 2 percent of the participant’s average compensation determined over such five-year period, multiplied by the participant’s years of credited service prior to June 1, 2001 in excess of 20 years, but not in excess of 30 years; minus the sum of (a) the participant’s Retirement Plan benefits, (b) the participant’s Social Security benefits, and (c) the participant’s ESPP benefit (as described above). For purposes of determining a participant’s accrued benefit, a year’s compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

     Normal retirement for purposes of the MRP is age 65, although a participant may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the MRP must be in the same form as those payable under the Retirement Plan. The MRP allows payment of an actuarially reduced benefit, commencing as early as age 55, even if the participant terminated employment prior to attainment of age 55.

     Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the MRP until age 65. In accordance with the MRP, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits payable under the ESPP. A participant is ineligible for benefits under the MRP while receiving any long-term disability benefits.

Management Retirement Plan
Estimated Annual Benefits for Representative Years of Service to Age 65

Final Average Salary	15	20	25	30 or More
$40,000	$9,000	$12,000	$16,000	$20,000
60,000	13,500	18,000	24,000	30,000
80,000	18,000	24,000	32,000	40,000
100,000	22,500	30,000	40,000	50,000

     Years of credited service and salary covered by the MRP for the eligible Named Executives are: Mr. Beall, 32 years, $100,000; and Mr. McClenagan, 32 years, $100,000.

Employment Agreement

     The Company has an employment agreement with Samuel E. Beall, III, pursuant to which Mr. Beall has agreed to serve as Chief Executive Officer of the Company until June 18, 2010. The employment agreement may continue for any subsequent renewal periods agreed to by the Company and Mr. Beall.

     Under the employment agreement as amended to date, Mr. Beall is compensated at an initial base salary rate equal to $860,000 a year, adjusted annually by an amount equal to the greater of (a) 4% of the base salary then in effect, or (b) an amount determined by the Board of Directors, or an appropriate committee thereof, based upon peer group competitive market data (as so adjusted from time to time, the “Base Salary”). Mr. Beall’s base salary for fiscal 2005 has been set at $1,046,321. In addition, under the employment agreement, Mr. Beall is entitled to an annual bonus opportunity pursuant to the terms of the CEO Bonus Plan, based upon performance criteria approved by the Board of Directors, or an appropriate committee thereof, currently with a target bonus equal to 100% of Base Salary and a maximum bonus equal to 175% of Base Salary. Under the employment agreement, Mr. Beall is also entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of stock options and to life insurance coverage providing a death benefit of not less than four times Base Salary, payable to such beneficiary or beneficiaries as Mr. Beall may designate. This life insurance obligation may be satisfied in whole or in part by Mr. Beall’s participation in the Company’s Executive Life Insurance Plan.

     The employment agreement provides that in the event of a Qualified Termination of Mr. Beall’s employment following a Change of Control, or if the Company terminates Mr. Beall’s employment other than for Cause, Mr. Beall will be entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) immediate payment of a lump sum amount equal to the product of three, multiplied by the sum of (i) Base Salary then in effect, plus (ii) the greater of (A) the target annual bonus for the fiscal year in which the Qualified Termination occurs, or (B) the average of the last three annual bonuses earned by Mr. Beall; (c) immediate payment of a pro rata portion of the target annual bonus for the fiscal year in which the Qualified Termination occurs; and (d) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or cash payment equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). Payment of obligations under any other employee benefit plans will be determined in accordance with the provisions of those plans; provided, however, that Mr. Beall’s accrued benefit under the ESPP will be determined by increasing Mr. Beall’s actual years of continuous service by an additional three full years.

These payments will be “grossed up” for any excise tax Mr. Beall may be required to pay under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

     Pursuant to the employment agreement, Mr. Beall agreed (a) to hold the Company’s confidential information and trade secrets in strictest confidence; and (b) neither to use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Company’s confidential information and trade secrets or any physical embodiments thereof nor to take any action causing, or fail to take any action necessary in order to prevent, any of the Company’s confidential information and trade secrets from losing its character or ceasing to qualify as confidential information or a trade secret. These covenants will survive the termination of the employment agreement for a period of two years following termination of the employment agreement with respect to confidential information, and with respect to trade secrets for as long as the information qualifies as a trade secret under applicable law.

     In addition, Mr. Beall agreed that during his employment by the Company and for a period of three years thereafter (a) he will not (except on behalf of or with the prior written consent of the Company), within the United States, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken by Mr. Beall on behalf of the Company, engage in any business which is the same as or essentially the same as the business of the Company; and (b) he will not, on his own behalf or in the service or on behalf of others, solicit or recruit any employee of the Company with whom he worked or had dealings in the course of his employment with the Company. Mr. Beall also agreed that at any time during or after his employment with the Company, he will not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

     Under the employment agreement, “Cause” means, with respect to termination of Mr. Beall’s employment by the Company: (a) conviction of a felony; (b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors; (c) conduct that amounts to fraud against the Company or its affiliates; (d) a breach of the terms of the employment agreement that is materially injurious to the Company or its affiliates; or (e) conduct that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its affiliates.

     “Change of Control” generally means: (a) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors; (b) a change in the composition of the Board of Directors within any 12-month period such that the persons who were directors of the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”), or who were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, shall cease to constitute at least a majority of the Board of Directors; provided, however, that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors shall be deemed to be an Incumbent Director; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or (e) the liquidation or dissolution of the Company.

     “Qualified Termination” means, during the term of the employment agreement, any one of the following events: (a) an involuntary termination of Mr. Beall’s employment by the Company other than for Cause; (b) a resignation by Mr. Beall for any reason within 12 months following a Change of Control; or (c) a resignation by Mr. Beall following a Change of Control for any one of the following reasons: (i) a reduction in his then current Base Salary or a reduction in his target bonus opportunity, expressed as a percentage of Base Salary; (ii) a failure to elect or reelect him to the positions of Chief Executive Officer and Chairman of the Board of Directors; (iii) a material diminution in his duties or responsibilities; or (iv) a change in supervisory authority such that he no longer reports directly to the Board of Directors.

     The Company estimates the value of the compensation and benefits payable under the Change in Control provisions of Mr. Beall’s employment agreement, as of the date of this Proxy Statement, if such provisions were triggered by a Change in Control, to be approximately $10,434,000.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee, which is composed solely of non-employee directors, has furnished the following report on executive compensation.

Overall Compensation Philosophy

     During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company controls base salaries and compensates outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles apply to executive compensation:

•	base salaries are competitive with similar high-performance restaurant companies;

•	a very significant portion of executive compensation is tied to the Company’s success in meeting predetermined earnings per share growth and other annual and long-term performance goals; and

•	executives are required to own specified amounts of Common Stock, resulting in direct alignment of executive and shareholder interests.

     The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals inherent in the Company’s business strategy.

     The key components of the Company’s executive compensation packages are base salary, annual incentive opportunities, and equity ownership devices. The Compensation Committee’s policies with respect to each of these elements are discussed below.

Base Salaries

     The Company’s general approach for base compensation of its officers, including the Chief Executive Officer and the Named Executives, is to establish salary ranges with market targets which are in the 75th percentile of the competitive market in the casual dining industry for the Chief Executive Officer and in the 50th percentile for the other executives. Each salary range provides a lower and upper limit on the value of jobs assigned to that range. This reflects the previously stated objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

Annual Incentive Compensation

     The Company’s annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Annual incentive opportunities are established for executives depending upon their respective organizational levels and responsibilities as well as competitive market practices. Corporate and individual performance objectives are established at the beginning of each fiscal year. Occasionally, the Company may award discretionary bonuses under special circumstances outside of or in addition to bonuses earned pursuant to the annual incentive plan.

     Potential incentives for executives who do not have partner agreements with the Company are tied to growth in earnings per share, as well as certain qualitative measures. For fiscal year 2004, annual incentive compensation opportunities for executives who did not have partner agreements with the Company ranged from 15 percent to 40 percent of base salary if “minimum” goals were achieved, 30 percent to 80 percent of base salary if the “target” goals were achieved, and 50 percent to 150 percent of base salary if the “maximum” goals were achieved. Staff Vice Presidents have an annual incentive opportunity of 60 percent if certain “maximum plus” incentive bonus levels are achieved. Pursuant to partner agreements in effect during fiscal year 2004, potential incentives were tied to increases in same store sales and, in some cases, increases in profitability of Company-owned restaurants, and ranged from 50 percent to 200 percent of base salary. Performance for fiscal year 2004 measured against the objectives contained in the incentive plan resulted in the incentive compensation shown in the Summary Compensation Table for each of the Named Executives, except Mr. McClenagan who had a partner agreement with the Company during fiscal 2004. Such awards to the Named Executives, other than Mr. McClenagan, generally represented approximately 100 percent of the total incentive awards that could have been earned by such Named Executives. During fiscal 2004, Mr. McClenagan earned a bonus under his partner agreement. Such bonus is reflected in the Summary Compensation Table. Occasionally, the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal. The Company has a separate bonus plan for the Chief Executive Officer, described in more detail below, which is similar in structure to the incentive plan for the other executives.

Executive Stock Ownership

     Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders, the Company encourages all employees to make a personal investment in Common Stock. Ownership requirements have been developed for the Company’s top management group. The following requirements apply to various organization levels: Chief Executive Officer, a minimum of four times base salary; President and business unit presidents, a minimum of three times base salary; Senior Vice Presidents, a minimum of two times base salary; and Vice Presidents, a minimum of one times base salary. These objectives must be attained within the five-year period commencing with the date of hire or promotion, as appropriate, with the minimum to be fully achieved at the end of such period, and may be accomplished through the exercise of stock options, other stock incentives, open market purchases effected by the employee on his own behalf or by his spouse or on behalf of his children under age 21, or through participation in the Company’s Deferred Compensation Plan. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

Long-Term Incentive Compensation

     Awards under the Company’s stock-based compensation plans directly link potential participant rewards to increases in shareholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

     Executive Stock Option Program. The Company has an Executive Stock Option Program (“ESOP”), which provides for option grants to its key employees at the General Manager level and above, depending upon the key employee’s position within the Company. The options are issued at fair market value, have a five-year term, and generally vest 30 months after the date of the grant; however, the Compensation Committee resolved that options granted or authorized in April 2004 under the ESOP shall vest on May 31, 2005, subject to all remaining terms and conditions. In order for key employees to receive option grants under this program, they must meet certain minimum Common Stock ownership requirements. During fiscal year 2004, option grants ranging from 250 to 451,091 shares, for a total of 2,083,091 shares, were made under this program.

     Management Stock Option Program. The Company maintains the MSOP for exempt employees and full-time non-exempt employees with at least two years of service. Based on organization level, eligible employees may purchase shares of Common Stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Common Stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. These options generally vest two years after the date of the grant; however, the Compensation Committee resolved that options granted under the MSOP with a grant date on or before May 31, 2005 shall vest on May 31, 2005, subject to all remaining terms and conditions. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There generally is a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options. The Company granted options to purchase an aggregate of 114,456 shares of the Company’s Common Stock to employees under this program during fiscal year 2004.

     Restricted Stock. The Company may occasionally grant restricted stock or other stock rights to ensure retention of key executives or as a part of the compensation provided to a new executive hired from outside the Company. No restricted stock or other stock rights were granted by the Company during fiscal year 2004.

Chief Executive Officer Compensation

     Pursuant to the terms of Mr. Beall’s employment agreement, and based on recommendations made by the Compensation Committee (which took into consideration the terms of Mr. Beall’s employment agreement and competitive market data), Mr. Beall’s base salary for fiscal year 2004 was $1,005,334.

     The CEO Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders, and was reapproved at the 1999 Annual Meeting of Shareholders. In addition, at the 2002 Annual Meeting of Shareholders, the Company’s shareholders approved an amendment to the CEO Bonus Plan to increase the maximum annual bonus limit to $2,000,000. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 2004, the Chief Executive Officer’s bonus opportunity was 50 percent, 100 percent and 175 percent of his base salary if the Company achieved or exceeded the “minimum,” “target” and “maximum” earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 2004, Mr. Beall earned an incentive bonus pursuant to the CEO Bonus Plan of $1,760,637.

     In addition, Mr. Beall participates in the Company’s MSOP (described above) under which he may purchase Common Stock having a value of up to $56,000 annually, conditioned upon the Company’s achievement of pre-established financial goals.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee recommended that the Company seek shareholder approval for certain incentive compensation programs for the Chief Executive Officer. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and the shareholders approved, the CEO Bonus Plan at the 1994 Annual Meeting of Shareholders. In order to continue to preserve the Company’s ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan was reapproved at the 1999 Annual Meeting of Shareholders and an amendment to increase the maximum annual bonus that may be paid thereunder was submitted to, and approved by, the shareholders at the 2002 Annual Meeting of Shareholders. In order to continue to preserve the Company’s ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan is being submitted for reapproval to shareholders at the Annual Meeting. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

Board of Directors and Compensation Committee

     The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation, including stock options. Members of the Compensation Committee also administer the Company’s stock-based incentive plans. The Compensation Committee met two times during fiscal year 2004. The Board of Directors approved all decisions of the Compensation Committee during fiscal year 2004. The members of the Compensation Committee are named below.

Stephen I. Sadove (Chair)

Claire L. Arnold	Elizabeth L. Nichols
Bernard Lanigan, Jr.	Dr. Donald Ratajczak
John B. McKinnon	Dolph W. von Arx

CERTAIN TRANSACTIONS

     The Company has a ground lease with Holrob-Mercedes Place General Partnership, a Tennessee general partnership (“Holrob-Mercedes”). The lease covers the Company’s restaurant located in the Mercedes Place Shopping Center in Knoxville, Tennessee. The lease has a term expiring on June 30, 2014, with two five-year renewal options. The minimum annual rent under the lease was $50,000 through June 30, 2004, and gradually increases every fifth anniversary thereafter by a rate of less than $10,000 annually. The lease agreement also provides for fees covering common area maintenance, which currently total $1,043 a month. Susan Bagwell Haslam, the wife of James A. Haslam, III, and William E. Haslam, James A. Haslam, III’s brother, each hold a 25 percent interest in Holrob-Mercedes.

     The Company had a partner agreement, dated as of June 6, 2001, with Robert D. McClenagan, Jr. pursuant to which Mr. McClenagan served as a concept partner responsible for the development and operation of Company-operated Ruby Tuesday restaurants until his retirement effective June 1, 2004. Pursuant to this agreement, Mr. McClenagan was entitled to compensation from the Company consisting of an annual salary of $388,000 (fixed during the term) and a bonus based on increases in same-store sales and profitability of Company-operated Ruby Tuesday restaurants. Bonus under the agreement was determined as a multiple of salary, capped at two times base salary. Pursuant to this agreement, Mr. McClenagan had delivered to the Company shares of Common Stock with a market value of $300,000, to be held in escrow, to secure satisfactory performance of his duties and responsibilities under the agreement subject to forfeiture upon termination of the agreement by the Company for cause or upon Mr. McClenagan’s resignation. The agreement had a term of three years, terminable upon Mr. McClenagan’s death, and by the Company (a) for cause, (b) upon Mr. McClenagan’s disability, and (c) without cause upon 120 days’ notice. The agreement also contained trade secrets, confidentiality, non-solicitation and non-compete covenants. Mr. McClenagan was an executive officer of the Company until his retirement effective June 1, 2004. Under this agreement, Mr. McClenagan (i) earned a bonus of $232,800 for fiscal year 2004, (ii) did not earn a bonus for fiscal year 2003 (however, the Compensation Committee awarded to Mr. McClenagan a discretionary bonus in the amount of $388,000 for fiscal year 2003), and (iii) earned a bonus of $390,425 for fiscal year 2002. This agreement terminated, and the escrow shares were released, upon Mr. McClenagan’s retirement.

     Mark S. Ingram, who is a brother-in-law of Samuel E. Beall, III, Chairman of the Board, President and Chief Executive Officer of the Company, is an employee of the Company. Mr. Ingram’s compensation for fiscal year 2004 consisted of base salary of $250,000, annual cash bonus of $375,000, 100,000 stock options granted under the ESOP on April 6, 2004, which will vest on May 31, 2005 and expire on April 6, 2009, 1,077 stock options granted under the MSOP on March 2, 2004, which will vest on May 31, 2005 and expire on March 2, 2009, and 1,161 stock options granted under the MSOP on December 2, 2003, which will vest on May 31, 2005 and expire on December 2, 2008.

     The Company paid $82,408 during fiscal 2004 to Blackberry Farm for expenses related to management programs and meetings and a Board of Directors meeting held on Blackberry Farm’s properties. Blackberry Farm is owned by Samuel (Sandy) E. Beall, III, his spouse and their children.

PROPOSAL 2

INCENTIVE BONUS PLAN FOR THE CHIEF EXECUTIVE OFFICER

     The CEO Bonus Plan was approved by the shareholders of the Company at the 1994 Annual Meeting of Shareholders, reapproved at the 1999 Annual Meeting of Shareholders, and an amendment to the CEO Bonus Plan was approved by the shareholders at the 2002 Annual Meeting. Reapproval of the CEO Bonus Plan by the shareholders every five years is required to meet the conditions necessary for the Company to exclude performance-based compensation thereunder from the $1 million limit on the Company’s deductions for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The CEO Bonus Plan will be reapproved if the votes cast by holders of shares of Common Stock present or represented at the Annual Meeting in favor of reapproval exceed the votes cast against the reapproval. A composite of the complete text of the CEO Bonus Plan is attached as Annex A to this Proxy Statement.

     The following is a description of the terms of the CEO Bonus Plan as currently in effect.

     Performance Goals and Determination of Awards. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his base salary if predetermined levels of growth in earnings per share are achieved by the Company. The earnings per share growth goals and the bonus, expressed as a percentage of base salary, are set by the Compensation Committee. The maximum bonus that may be earned by the Chief Executive Officer under the CEO Bonus Plan in any given fiscal year is $2,000,000.

     Payment of Awards. Before any award may be paid pursuant to the CEO Bonus Plan, the Compensation Committee must certify that the performance goals have been achieved and that any other requirements of the CEO Bonus Plan have been satisfied.

     Partial Annual Bonus Awards. In the event of the Chief Executive Officer’s death, termination of employment due to disability or termination of employment due to a change of control, the Chief Executive Officer (or the legal representative of the Chief Executive Officer, as the case may be) shall be entitled to payment of an adjusted annual bonus award. The amount of the adjusted annual bonus award shall be determined by multiplying the annual bonus award that would have been payable to the Chief Executive Officer had he remained an employee through the last day of the fiscal year of the Company by a fraction the numerator of which shall be the number of days during the fiscal year during which he was an employee and the denominator of which shall be 365.

     Administration. The CEO Bonus Plan will be administered by the Compensation Committee as long as the composition of the Compensation Committee consists solely of two or more “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee has the authority to establish performance goals and targets under the CEO Bonus Plan consistent with its terms.

     Amendment and Termination. The Compensation Committee at any time may amend or terminate the CEO Bonus Plan without shareholder approval; provided, however, that the Compensation Committee may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The Compensation Committee is specifically authorized to amend the CEO Bonus Plan as necessary or appropriate to comply with Section 162(m) of the Internal Revenue Code and the regulations issued thereunder.

The Board of Directors recommends that you vote FOR the
reapproval of the CEO Bonus Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Report

     The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2004 consolidated financial statements (the “Financial Statements”):

•	the Audit Committee has held meetings with KPMG LLP (“KPMG”) throughout the fiscal year, without management present, to discuss financial reporting matters;

•	the Audit Committee has reviewed and discussed the Financial Statements with the Company’s management;

•

the Audit Committee has discussed with KPMG the matters required to be discussed by SAS 61, Communication with Audit Committees, which include, without limitation, matters related to the conduct of the audit of the Financial Statements; and

•

the Audit Committee has received written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (which relates to KPMG’s independence from the Company) and has discussed with KPMG the independent registered accounting firm’s independence.

     Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that such Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2004.

     This report is submitted by the Audit Committee, the members of which are named below.

Bernard Lanigan, Jr. (Chair)
Dr. Donald Ratajczak
John B. McKinnon

Audit Committee Charter

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is attached as Annex B to this Proxy Statement. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter, and the Board of Directors approves the Audit Committee Charter, on an annual basis.

Independence of Audit Committee Members

     Each of the members of the Company’s Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE.

PROPOSAL 3

     The Board of Directors has selected KPMG LLP (“KPMG”) to serve as the Company’s registered public accounting firm for the fiscal year ending May 31, 2005. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG, which served in the same capacity in 2002, 2003 and 2004, is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the appointment. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending May 31, 2005.

Accountants Fees and Expenses

     The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 1, 2004 and June 3, 2003 by KPMG.

	Fiscal Year Ended,
	June 1, 2004	June 3, 2003
Audit Fees (1)	$420,000	$271,950
Audit-related Fees (2)	43,500	36,750
Tax Fees (3)	45,400	156,900
All Other Fees	-0-	-0-

Total Fees	$508,900	$465,600

(1)

Includes fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s annual reports on Form 10-K for the fiscal years 2004 and 2003 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2004 and 2003.

(2)	Includes fees for professional services rendered in fiscal 2004 and 2003, in connection with audits of employee benefit plans, and for agreed upon procedures for state compliance audits.

(3)	Includes fees for professional services rendered in fiscal 2004 and 2003 in connection with tax planning and compliance.

     The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the engagement of the registered public accounting firm to provide audit, review and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or company structure or from other subsequent events, must be approved in advance by the Audit Committee.

     The policy also provides that any proposed engagement of the registered public accounting firm for non-audit services, which are permitted under applicable law, rules and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent auditor; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of a registered public accounting firm in instances in which the engagement is prohibited by applicable law, rules and regulations.

     All of the services provided under Audit fees, Audit-related fees, Tax fees and All Other fees were approved by the Audit Committee.

Determination of Auditor Independence

     The Audit Committee has considered and evaluated the provision of non-audit services by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

The Board of Directors recommends that you vote FOR the Ratification of the Selection of KPMG as the Company’s Registered Public Accounting Firm.

PERFORMANCE GRAPH

     The following chart and table compare the cumulative total return of the Company’s Common Stock with the cumulative total return of the NYSE Stock Market (U.S. Companies) Index and a peer group consisting of U.S. companies listed on the NYSE whose business activities are included in the same standard industrial classification industry group as the Company’s business (SIC industry group code 5812, Eating and Drinking Places).

Comparison of Five-Year Cumulative Total Returns
Among Ruby Tuesday, Inc., NYSE Stock Market (U.S. Companies) and Peer Group

DOLLARS
350
300
250
200
150
100
50
0
6/4/99
6/2/00
6/5/01
6/4/02
6/3/03
6/1/04
RUBY TUESDAY INC
PEER GROUP
NYSE COMPOSITE (U.S. COMPANIES)

	06/04/99	06/02/00	06/05/01	06/04/02	06/03/03	06/01/04
Ruby Tuesday, Inc.	$100.00	$111.90	$178.53	$239.21	$253.06	$304.23
Peer Group (NYSE Stocks, SIC 5812-Eating and Drinking Places, US Companies)	$100.00	$83.19	$80.04	$91.48	$70.09	$90.92
NYSE Stock Market (US Companies)	$100.00	$112.58	$105.68	$90.40	$91.88	$126.91

__________

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level for all shares was set to $100.00 on June 4, 1999.

PROPOSAL 4

SHAREHOLDER PROPOSAL

     The Company has received two identical shareholder proposals to be included in the Proxy Statement. One of the proposals was submitted by The Sisters of Mercy Regional Community of Detroit Charitable Trust (the “Trust”), 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, and beneficial owner of 1,950 shares of Common Stock. The other proposal was submitted by the General Board of Pension and Health Benefits of the United Methodist Church (the “General Board”), 1201 Davis Street, Evanston, Illinois 60201-4118, and beneficial owner of 101,900 shares of Common Stock. Rule 14a-8, promulgated by the SEC under the Exchange Act, requires the Company to include in the Proxy Statement the shareholder proposals and supporting statements exactly as submitted by the Trust and the General Board. Since both shareholder proposals are identical in every manner, they have been consolidated into one item in the Proxy Statement (the “Shareholder Proposal”). The Shareholder Proposal will be approved if the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting in favor of the Shareholder Proposal exceed the votes cast against it. The Board of Directors and the Company accept no responsibility for the Shareholder Proposal. For the reasons stated below in the Company management’s statement in opposition to the Shareholder Proposal, the Board of Directors recommends that you vote AGAINST the Shareholder Proposal.

Shareholder Proposal and Supporting Statement

Report on Impacts of Genetically Engineered Food
Ruby Tuesday 2004

RESOLVED: Shareholders request that our Board review the Company’s policies for food products containing genetically engineered (GE) ingredients and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including
(i)     the extent that the Company’s food products are derived from or contain GE ingredients;
(ii)    the environmental impacts of continued use of GE ingredients in food products sold or manufactured by the company;]
(iii)  any contingency plan for sourcing non-GE food ingredients should circumstances so require;
(iv)  any issues of competitive advantage and/or brand name loyalty from use or non-use of GE ingredients.

Supporting Statement

Concerns about the impact of genetically engineered food on humans or the environment include:

The National Academy of Sciences report Biological Confinement of Genetically Engineered Organisms (1/2004) states that “It is possible that some engineered genes that confer pest resistance or otherwise improve a crop plant might contribute to the evolution of increased weediness in wild relatives—especially if the genes escape to an organism that already is considered a weed.” … “Other concerns about transgenic organisms include their effects on nontarget populations—including humans—and the potential for transgenes to disperse and spread before becoming deregulated in particular regions or nations.” (p. 2-3)

Gone to Seed, a study by the Union of Concerned Scientists (3/2004) found that genetically engineered DNA is contaminating U.S. traditional seeds of corn, soybeans and canola and that if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry, and allow hazardous materials into the food supply.

FDA does not require safety testing of GE food products; the producers of GE-products merely have voluntary safety consultations. It is the developer’s responsibility to assure that the food is safe.

Weed resistance to the herbicide used widely by farmers who plant genetically engineered herbicide resistant crops, is increasing. (Penn State College of Agricultural Sciences News 5/30/03).

The testing protocol recommended in 2002 by the Joint UN FAO/WHO Expert Consultation on Allergenicity of Foods Derived from Biotechnology has not been used for assessing GE-crops on the U.S. market.

In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink first contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

Indicators of market resistance to GE-foods:

A USDA survey of global attitudes toward GE-wheat indicated opposition or uncertainty. USDA Foreign Agricultural Service offices in 17 countries responded negatively, 32 responded with uncertainty, and only 4 responded positively. (Reuters, 03/15/04)

A Pew Global Attitudes survey (6/2003) indicates that Western Europeans and Japanese overwhelmingly oppose GE-foods for health and environmental reasons. In the United States 55% are opposed according to this survey.

Many of Europe’s larger food retailers [J. Sainsbury (UK), Carrefour (France’s largest retailer), Migros (Switzerland’s largest food chain), Delhaize (Belgium), Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)] have committed to removing GE ingredients from their proprietary products.

Board of Directors’ Statement in Opposition of the Shareholder Proposal

     The Company has food safety as its highest priority and cares about and actively supports its customers’ interest in food safety. The Company believes that the United States Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”), and other regulatory authorities that are charged with protecting the health and safety of the public and the environment are the proper authorities, rather than a single restaurateur like the Company, to evaluate and make judgments about environmental risks presented by crops enhanced through biotechnology and about safety concerns caused by the use of biotechnology-derived ingredients. These agencies have the responsibility, scientific resources and legal authority necessary to evaluate the issues and apply uniform resolutions based on sound scientific principles. The FDA has been reviewing information about genetically modified foods provided by biotech companies since 1994, and has issued biotechnology agency response letters with respect to a variety of genetically modified foods. The U.S. Department of Agriculture (“USDA”) has reviewed the safety of bioengineered plants since 1987, and the EPA has been doing the same with respect to pesticidal plants since approximately 1993. In these comments and reviews, none of these federal agencies found any of the food products that the Company currently sells to be unsafe or to pose health risks to its customers.

     The Company invests significant resources to comply with all regulations applicable to food safety and will continue to do so in the future. The Company understands that the use of genetic engineering with respect to certain staple foods is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices such foods are combined with biotechnology-derived foods during storage and distribution. However, requiring the Company to provide the requested report to shareholders would involve unnecessary expenditures of time and resources. The Company firmly believes that all products sold at its restaurants, including those that may contain ingredients developed through biotechnology, are safe. In addition, many believe that the use of biotechnology in foods creates numerous benefits, including the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world. The Company believes that the FDA and EPA are in the best position to evaluate and make decisions about the safety of biotechnology-derived food ingredients, while the Company continues to focus on providing its customers with a high-quality, moderately-priced dining experience.

     The Company believes that there is ample evidence that biotechnology is facilitating fundamental changes in agricultural production methods, resulting in decreased use of traditional pesticides and increased use of farm inputs that will protect the environment and potentially provide more food for the world’s rapidly increasing population. Such evidence suggests that biotechnology brings many benefits to people and the environment. For example, in June 2002, the National Center for Food and Agricultural Policy (NCFAP), a Washington D.C.-based research group, issued a report that confirms and quantifies many of the benefits of biotech crops. This report found that the widespread adoption of biotechnology in major commodity crops in the United States has resulted in significant yield increases, significant savings for growers and significant reductions in pesticide use. Most notably, in 2001, NCFAP reported that the eight biotech crops grown in the United States increased crop yields by four billion pounds, saved growers $1.5 billion, and reduced pesticide use by 46 million pounds. The Company understands that some dispute these studies.

     Under the food and safety regulatory review, the Company believes that the foods derived from genetically engineered plant products are as safe as foods derived from other plant varieties using principles recommended by the World Health Organization, the Food and Agricultural Organization of the United Nations, and the Organization for Economic Cooperation and Development. Similarly, genetically engineered plants must be shown to meet regulatory standards and be approved for environmental release. The FDA, the EPA, and the USDA provide regulatory oversight of genetically engineered products in the United States. In addition, other countries have developed regulations to ensure that the foods derived from genetically engineered plants are assessed for their safety. For example, such regulations have been implemented in the United Kingdom, Canada, Brazil, Argentina, the Netherlands, Japan, Australia, China, South Africa, India and the European Union.

     Safety information for genetically engineered products such as soybean, corn, canola and cotton has been published in peer-reviewed scientific journals. Reviews by medical professionals, including organizations such as the Council of Scientific Affairs of the American Medical Association, have concluded that plant biotechnology is a safe and useful tool to enhance food safety, quality and nutrition. In addition, published reviews by nutrition and dietetic experts, such as the American Dietetic Association, have concluded, “foods produced using biotechnology are as safe as traditional foods.” International expert bodies, such as the World Health Organization, the U.S. National Research Council, the Australia/New Zealand Food Authority, and other scientific organizations have reviewed the safety information on the plant biotechnology products which are currently on the market and have concluded that there has not been a single confirmed adverse human health effect caused by the production or consumption of crops developed through biotechnology. The Company believes that the breadth and depth of scientific knowledge in molecular biology, plant physiology, animal nutrition and physiology establish that there is no basis for allegations of potential unknown effects or long-term harm that would result from the consumption of registered genetically engineered crops. The Company believes that genetic engineering is improving commonly used agricultural crops in ways that benefit the environment as well as the farmers and the agricultural, food and fiber industries.

     The Company is aware of the concerns of some who oppose the development of genetically modified ingredients in agriculture, as well as the strong contrary views of those who believe that the use of such ingredients will benefit humanity and the environment by increasing the world’s food supply and decreasing the use of pesticides. The Company does not believe that preparation of the report requested by the proponents of the Shareholder Proposal would add new information to the ongoing dialogue on this issue. The Company believes the subject is more appropriately addressed under regulatory authority and leadership, and in light of scientific findings and the conclusions, of regulatory authorities. It would be an imprudent expenditure of the Company’s limited resources to require its management to devote time, attention and funds to research the complex issues involved and compile the report requested by the Shareholder Proposal.

     In addition, the Shareholder Proposal as written is not practicable because the Company would have serious difficulty determining what constitutes “products that are derived from or contain GE ingredients.” Even if the Company could determine what constitutes “genetically engineered” ingredients, the Company believes it is impracticable to identify which products contain these ingredients. Since genetic markers used to identify genetically engineered ingredients are sometimes damaged or eliminated during processing, a genetically engineered ingredient can remain virtually undetected in certain foods. It would be impracticable (even if the Company had the testing capability) for the Company to identify all genetically engineered ingredients used in its products. Therefore, the Company does not believe the report apparently requested by the Shareholder Proposal would be meaningful.

     The Company will continue to develop and revise plans to address business and food safety issues as they arise. These issues are critical to the Company’s business. However, the publication of the report requested by the Shareholder Proposal would compromise the Company’s efforts and business. The proposed report would require the Company (i) to make public confidential and proprietary business information regarding its products and business plans, and (ii) to make highly speculative scientific and environmental judgments about issues which the Company is not in a position to evaluate independently. Such a report would not advance consumer safety, but it may potentially jeopardize the business interests of the Company and its shareholders as a result of the publication of confidential business plans and proprietary information.

     The Company also opposes the Shareholder Proposal on the basis that compliance with them would require significant cost and business risks without the prospect of advancing food safety. The Company does emphasize that it is committed to the use of only those ingredients that meet its high quality and safety standards and will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. The Company’s shareholders and consumers can count on the Company’s compliance with all such regulations. Particularly in light of the scientific and regulatory attention being given to the use of genetically modified ingredients, the Company believes that preparation and publication of the report requested in the Shareholder Proposal would not constitute an effective use of the Company’s assets.

     Finally, a similar stockholder proposal requesting that the Board of Directors review the Company’s policies for food products containing GE ingredients and report to shareholders by March 2004 was introduced at the 2003 Annual Meeting of Stockholders. The shareholder proposal was soundly defeated by a vote of 5.4 million shares “For,” 39.1 million shares “Against,” with 4.1 million shares “Abstaining.”

     Accordingly, the Board of Directors recommends that shareholders vote AGAINST the Shareholder Proposal.

Vote Required

     The Shareholder Proposal will be approved if the votes cast by holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting in favor of the Shareholder Proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the voting on the Shareholder Proposal.

The Board of Directors recommends that you vote AGAINST the Shareholder Proposal.

SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to submit a proposal for action at the Company’s 2005 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in the Company’s proxy materials must provide a written copy of the proposal to the Company not later than April 29, 2005, and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by fax at (865) 379-6826 followed by mail submission, in each case to the attention of Daniel T. Cronk, Senior Vice President, General Counsel and Secretary of the Company.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2005 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office not later than April 29, 2005 and, in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

     Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

     The Annual Report of the Company for fiscal year 2004 (which is not part of the proxy soliciting materials) is being mailed with this Proxy Statement to all shareholders of record as of the record date for the Annual Meeting.

     THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC FOR THE FISCAL YEAR ENDED JUNE 1, 2004. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DANIEL T. CRONK, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, RUBY TUESDAY, INC., 150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE 37801, TELEPHONE NUMBER (865) 379-5700.

By Order of the Board of Directors,
Daniel T. Cronk Senior Vice President, General Counsel and Secretary

August 24, 2004
Maryville, Tennessee

ANNEX A

RUBY TUESDAY, INC.
CHIEF EXECUTIVE OFFICER’S
INCENTIVE BONUS PLAN

(Composite Plan Document Reflecting an Amendment Adopted October 8, 2002)

     The purpose of the Ruby Tuesday, Inc. Chief Executive Officer’s Incentive Bonus Plan is to motivate and reward its chief executive officer for good performance by making a proportion of his cash compensation dependent on growth in earnings per share of Ruby Tuesday, Inc. (the “Company”). The Plan is designed to ensure that the annual bonus paid hereunder to the eligible participant, as an executive officer of the Company is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

SECTION 1     DEFINITIONS

     1.1   Definitions. Whenever used herein, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

          (a) "Base Salary Multipliers" means a series of multipliers determined by the Committee for a fiscal year each of which corresponds to a separate Earnings Per Share Target, as determined by the Committee in its discretion no later than the ninetieth day of the fiscal year; provided that such determination shall be made while the outcome remains substantially uncertain.

          (b) "Board of Directors" means the board of directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Committee" means the committee administering the Plan and consisting solely of at least two outside directors of the Company who qualify as such under the requirements of Code Section 162(m). Members of the committee shall be appointed by the Board of Directors.

          (e) "Company" means Ruby Tuesday, Inc., a Georgia corporation.

          (f) "Disability" means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

          (g) "Earnings Per Share Targets" means those targets determined by the Committee for a fiscal year for growth in earnings per share of the Company each expressed as a percentage increase over earnings per share determined as of the last day of the immediately preceding fiscal year and as reported by the Company in its audited consolidated annual financial statements, adjusted by the Committee in its discretion for significant unusual items which are unusual as to their frequency or size as determined under generally accepted accounting principles; provided that no such adjustment shall be made later than the ninetieth day of the fiscal year for which the target has been established and only if the outcome remains substantially uncertain at the time of the adjustment.

          (h) "Effective Date" means the date the restated Plan is re-approved by the stockholders of the Company.

          (i) "Participant" means the individual who, pursuant to Plan Section 2, is eligible to participate in the Plan.

          (j) "Plan" means the Ruby Tuesday, Inc. Chief Executive Officer's Incentive Bonus Plan.

SECTION 2     ELIGIBILITY

     The sole individual entitled to any bonus payment hereunder shall be the chief executive officer of the Company, Samuel E. Beall, III.

SECTION 3     ADMINISTRATION

     The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of performance goals and target levels under the Plan consistent with the provisions of the Plan; to determine whether established performance goals and target levels have been met; and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s decisions shall be final and binding on the Participant. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

SECTION 4     ANNUAL BONUS AWARDS

     4.1   Calculation of Annual Bonus Award. The Participant shall be eligible to receive an annual bonus award for each fiscal year of the Company ending after the Effective Date pursuant to the terms of the Plan, subject to the amendment or termination of the Plan pursuant to Plan Section 5.4. The payment of any annual bonus award shall be conditioned upon: (a) the achievement of the minimum Earnings Per Share Target for the fiscal year; and (b) except as provided in Section 4.3 below, the Participant’s continuance in employment with the Company through the last day of the fiscal year. The amount of any bonus payment shall be the product of (i) the Participant’s base salary in effect for the fiscal year, multiplied by (ii) the applicable Base Salary Multiplier.

     4.2   Payment of Annual Bonus Award. Annual bonus awards shall be paid by the Company in cash within thirty (30) days following the close of the fiscal year for which the bonus was earned.

     4.3   Partial Annual Bonus Awards. In the event of the Participant’s death or a termination of employment due to Disability, the Participant (or the legal representative of the Participant, as the case may be) shall be entitled to payment of an adjusted annual bonus award. The amount of the adjusted annual bonus award shall be determined by multiplying the annual bonus award that would have been payable to the Participant had he remained an employee through the last day of the fiscal year of the Company by a fraction, the numerator of which shall be the number of days during the fiscal year during which he was an employee and the denominator of which shall be 365.

     4.4   Maximum Annual Bonus Award. No annual bonus award otherwise earned pursuant to the Plan shall be payable to the Participant if and to the extent the amount of the annual bonus exceeds $2,000,000.

     4.5   No Other Bonus Awards. The Participant shall be ineligible to participate in any other annual bonus program maintained by the Company for the period during which the Plan remains in force and effect.

     4.6   Certification of Achievement of Performance Goals. No annual bonus award shall be paid unless and until the Committee certifies in writing that the appropriate Earnings Per Share Target was achieved for the fiscal year of the Company in question.

     4.7   Participant’s Rights Unsecured. The right of the Participant to receive annual bonus payments under the Plan shall constitute an unsecured claim against the general assets of the Company.

     4.8   Withholding Taxes. The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.

SECTION 5     GENERAL PROVISIONS

     5.1   Changes in Capitalization. Earnings Per Share Targets shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock of the Company to holders of outstanding shares of common stock of the Company or any other increase or decrease in the number of shares of common stock of the Company outstanding effected without receipt of consideration by the Company. The existence of the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the common stock of the Company or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     5.2   Right to Remove Chief Executive Officer. Nothing in the Plan shall confer upon the Participant the right to continue as an employee of the Company or shall impair the right of the Company to terminate the Participant’s employment at any time.

     5.3   Non-alienation of Benefits. Other than as specifically provided with regard to the death of the Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     5.4   Termination and Amendment of the Plan. The Committee at any time may amend or terminate the Plan without stockholder approval, including any amendment necessary or appropriate to comply with Code Section 162(m) and the regulations thereunder; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No termination, modification or amendment of the Plan, without the consent of the Participant, shall adversely affect the rights of the Participant with respect to any annual bonus award previously earned, except as contemplated by Section 5.5 below.

     5.5   Stockholder Approval. The restated Plan shall be submitted to the stockholders of the Company for their approval prior to the date that payment of any compensation becomes due to the Participant under the Plan, as so restated. If such approval is not obtained, the Plan shall be deemed null and void and no further compensation shall be payable to the Participant under the Plan.

     5.6   Choice of Law. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

     5.7   Effective Date. The Plan, as restated, shall become effective on the Effective Date.

RUBY TUESDAY, INC.

[CORPORATE SEAL]	By: ___________________________________ Title: __________________________________

ATTEST:

_________________________________________
Secretary

ANNEX B

AUDIT COMMITTEE CHARTER

(Effective October 7, 2002; revised April 6, 2004 and July 13, 2004)

1.

Establishment. There shall be a Committee of the Board of Directors of Ruby Tuesday, Inc. (the “Board of Directors” or “Board” and the “Company”, respectively) to be known as the Audit Committee (“Committee”).

2.

Purpose. The Committee shall serve as an independent and objective party to review and monitor the Company’s financial reporting process, internal controls regarding finance, accounting and legal compliance and the independence and performance of the Company’s independent auditors (“Auditor”), and its duties shall include, without limitation, (a) assisting the Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and Auditor, and (b) preparing the report that the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) rules require to be included in the Company’s annual proxy statement, stating in such report whether the Committee recommends that the audited financial statements of the Company be included in the Company’s Annual Report. The Committee shall also provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. The Committee shall also provide an open avenue of communication among the Auditor, financial and senior management and the Board of Directors.

3.

Composition and Term of Office. The Committee shall consist of no fewer than three (3) or more than five (5) members of the Board, including a Chairperson, elected by the Board annually from among the Directors on the recommendation of the Board’s Nominating and Governance Committee, all of whom shall satisfy the independence requirements and any other requirements of the NYSE and other regulatory agencies (if/as applicable), including independence requirements specifically applicable to members of audit committees.

The Committee may determine its own rules of procedure but shall adhere to standards required by the NYSE and other appropriate governing bodies. Each member of the Committee shall be financially literate, as determined by the Board in its business judgment, and the Board shall use its best efforts to ensure that the Committee has at least one (1) member who, in the Board’s business judgment, qualifies as a “financial expert” within the meaning of the relevant SEC rules. Any Committee member may be removed at any time by majority vote of the full Board.

4.	Duties, Authority and Responsibilities. The Committee shall:

(a)

Meet as often as necessary to fulfill its duties, but not less than four (4) times per year. The Committee may ask members of management, representatives of the Auditor or others to attend meetings and provide information as necessary. The Committee shall meet separately, at least quarterly, with management, internal auditors (or other personnel responsible for the internal audit function), and representatives of the Auditor.

(b)

In its capacity as a committee of the Board, (i) be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee, and (ii) review and approve in advance any engagements or other arrangements with the Auditor for or related to audit or non-audit services permitted to be performed by such Auditor and, under appropriate circumstances, establish pre-approval a policy and procedure for such services consistent with applicable rules.

(c)

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(d)	Have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

(e)

Oversee the independence of the Auditor by reviewing and discussing with the Auditor and/or Board any relationships between the Auditor and the Company or any other relationships that may adversely affect the independence of the Auditor, (ii) evaluate the Auditor’s qualifications and performance, including the lead partner of the Auditor, (ii) evaluate whether, in order to assure continuing Auditor independence, there should be a rotation of the audit firm itself, and (iii) ensure the regular rotation of Auditor personnel as required by law or applicable regulation.

(f)	Communicate with the Auditor the fact that the Board and the Committee, as the stockholders’ representatives, are the Auditor’s clients.

(g)

Review and discuss with the Auditor, at a time when the annual audit plan is being developed, the scope, purpose and procedures to be utilized for such audit plan. This review shall include inquiry into the items identified in Section 5 below.

(h)

Review and discuss with Company management and the Auditor the Company’s judgments about the quality of the accounting principles used in the Company’s financial reporting for any fiscal quarter and any item required by SAS 61, prior to filing of each quarterly report on Form 10-Q.

(i)

Review and discuss with Company management and the Auditor the (i) unaudited financial statements of each fiscal quarter, and (ii) audited financial statements for each fiscal year, including in each case the footnotes thereto and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(j)	Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

(k)	Discuss policies with respect to risk assessment and risk management, including major financial risk exposures and any steps that management has taken to monitor, control and minimize such exposures.

At least annually, obtain and review a report by the Auditor describing: (i) the firm’s internal quality control procedures, and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues.

Review and discuss with the Auditor, following completion of the annual report, its experience, any restrictions on its work, any audit problems or difficulties and management’s response, management’s handling of proposed audit adjustments identified by the Auditor, cooperation received, and the Auditor’s findings and its recommendations. This review shall include inquiry into the issues identified in Section 5 below.

(l)	Review and discuss with the Auditor, with or without management, the Auditor’s evaluation of the Company’s internal controls.

(m)	Review and discuss annually the programs that the Company has instituted to correct any control deficiencies noted by the Auditor in its previous annual review.

(n)

Review and discuss, at the Committee’s discretion, with the Board and management compliance with codes of conduct established by the Company, the Board of Directors, the Committee, or any other committee of the Board of Directors.

(o)

Review with Company’s counsel, legal compliance matters, including (i) corporate securities trading policies, (ii) SEC comment letters or other communications concerning the Company’s public filings, and (iii) any other legal matter that could have a material impact on the Company’s financial statements.

(p)

(i) Ensure candid communication about the quality of financial reporting, (ii) consult with the Auditor, at the Committee’s discretion, out of the presence of management, and (iii) meet, at the Committee’s discretion, with the head of the internal auditing department to discuss matters that the Committee or the head of the internal auditing department believes should be discussed, including addressing the adequacy of the Company’s internal audit function.

Review and monitor instances in which the Company’s management seeks a second opinion from other independent public accountants on a significant accounting issue.

(q)

Report regularly to the Board of Directors, not less than each fiscal quarter, as well as on any other occasion that it deems appropriate, activities of the Committee, and ensure that the Auditor meets at least annually with the full Board.

(r)	Provide written affirmation to the NYSE of all such matters as required.

(s)	Set clear hiring policies for employees and former employees of the Auditor.

(t)	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

(u)	Review and assess the Company’s policies and procedures with respect to executive officers expense accounts and perquisites, including their use of corporate assets.

(v)	Review and assess any significant conflicts of interest and related-party transactions.

(w)

Cause the Committee’s selection of the Auditor to be submitted to the Company’s shareholders for ratification in the Company’s proxy statement. In connection therewith, the Committee’s selection of the Auditor shall be ratified if the number of votes in favor of ratification exceeds the number of votes opposing such ratification, with abstentions and non-votes having no impact on the outcome of the vote.

5.	Ensuring the Credibility of Financial Reporting. As part of its oversight responsibility, the Committee shall provide for the following to ensure the credibility of financial reporting:

(a)

Ensure that financial management and the Auditor perform a timely analysis of significant financial reporting issues and practices, including review of (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, including off-balance sheet structures on the financial statements of the Company.

(b)

Ensure that financial management and the Auditor discuss with the Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

(c)

At least annually, review the judgments made by management in determining appropriate asset valuation allowances or liability reserves. Review the accounting principles and policies to be applied to complex and/or unusual transactions on an as-needed basis.

(d)	Ensure that representatives of the Auditor are available for consultation to the full Board of Directors at least quarterly.

The Committee’s discussion with the Auditor about the appropriateness of accounting principles and financial disclosure practices shall generally include the following:

(i)

discuss whether the financial statements are prepared in accordance with (a) GAAP, and (b) SEC disclosure requirements, and whether the financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period;

(ii)

the Auditor’s independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company;

(iii)	the Auditor’s views about whether management’s choices of accounting principles are conservative, moderate or extreme and whether those principles are common practices or minority practices;

(iv)

the Auditor’s reasoning in determining the appropriateness of (a) changes in accounting principles and disclosure practices, and (b) adoption by management of accounting principles and disclosure practices for new transactions and events;

(v)	the Auditor’s reasoning in accepting or questioning significant estimates made by management;

(vi)	the Auditor’s views about how the Company’s choices of accounting principles and disclosure practices may affect shareholders and public views and attitudes about the Company;

(vii)

the Auditor’s opinion relating to any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the Auditor itself prepared and been responsible for the financial statements;

(viii)	any issues that the Auditor reviewed with its national office; and

(ix)	any correspondence from regulators or governmental agencies, and any employee complaints or published reports, which raise issues regarding the Company's financial statements or accounting policies.

6	Funding.

The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of:

(a)	compensation to any registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(b)	compensation to any advisors employed by the Committee under Sections 4(c) and 4(d) above; and

(c)	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

7.	Meetings/Miscellaneous.

(a)	Notice of Committee meetings shall be given as provided in the Company’s bylaws for meetings of the full Board.

(b)

A majority of Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee.

(c)	The Committee shall keep a record of its actions and proceedings, and make a report thereof from time to time (not less than quarterly) to the Board.

(d)	The Committee shall perform such other functions which from time to time may be assigned by the Board.

(e)	The Committee may form, and delegate authority to, subcommittees when appropriate, as determined by the Committee.

(f)	The Committee shall review and reassess the adequacy of this Charter annually and recommend changes with respect thereto to the Board of Directors.

(g)	The Committee shall annually evaluate its own performance and recommend changes with respect thereto.

RUBY TUESDAY, INC.

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 24, 2004, and does hereby appoint Samuel E. Beall, III and Marguerite Naman Duffy, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the “Company”) common stock, par value $.01 per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, at 11:00 a.m., local time, on October 5, 2004, and at any adjournment(s) thereof.

     This card also provides voting instructions for shares held in the Company’s Salary Deferral Plan as set forth in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

     This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted (i) FOR all director nominees listed on the reverse side hereof, (ii) FOR the reapproval of the Company’s Incentive Bonus Plan for the Chief Executive Officer (the “CEO Bonus Plan”), (iii) FOR the ratification of the selection of KPMG LLP as the Company’s registered public accounting firm for the fiscal year ending May 31, 2005; and (iv) AGAINST the shareholder proposal requesting that the Board of Directors review the Company’s policies for food products containing genetically engineered ingredients and issue a report to shareholders within six months on the extent that the Company’s food products are derived from GE ingredients, the environmental impacts of continued use of genetically engineered ingredients in the Company’s food products, any contingency plan for sourcing non-genetically engineered foods, and issues of competitive advantage or brand name loyalty derived from use or non-use of genetically engineered ingredients (the “Shareholder Proposal”).

(continued on other side)

RUBY TUESDAY, INC. P.O. BOX 11113 NEW YORK, NEW YORK 10203-0113

Detach Proxy Card Here

Please Detach Here
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

(Votes must be indicated in Black or Blue ink as follows  ☒  )

1.	TO ELECT TWO CLASS III DIRECTORS FOR A TERM OF THREE YEARS TO THE BOARD OF DIRECTORS.

☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ *EXCEPTIONS
listed below	to vote for ALL nominees
(except as marked to	listed below.
contrary below).

Class III Nominees:

JOHN B. MCKINNON SAMUEL E. BEALL, III

*(INSTRUCTIONS: To withhold authority for any individual nominee, mark the “EXCEPTIONS” box above and strike a line through that nominee’s name in the list of nominees below the boxes.)

The Board of Directors recommends a vote FOR all director nominees listed above.

2.	TO REAPPROVE THE CEO BONUS PLAN.

☐ FOR reapproval of	☐ AGAINST reapproval of	☐ ABSTAIN
the CEO Bonus Plan	the CEO Bonus Plan

The Board of Directors recommends a vote FOR the reapproval of the CEO Bonus Plan.

3.	TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2005.

☐ FOR ratification of the	☐ AGAINST ratification of	☐ ABSTAIN
selection of KPMG LLP	the selection of KPMG LLP

The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as the Company’s registered public accounting firm for the fiscal year ending May 31, 2005.

4.	TO CONSIDER THE SHAREHOLDER PROPOSAL DESCRIBED ABOVE.

☐ FOR approval of the	☐ AGAINSTapproval of the	☐ ABSTAIN
shareholder proposal	shareholder proposal

The Board of Directors recommends a vote AGAINST the approval of the Shareholder Proposal.

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

Change of Address and/or
Comments Mark Here  ☐

     PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear hereon. If shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

Date:__________________________________________ , 2004

_________________________________________________
Signature

_________________________________________________
Signature, if held jointly

_________________________________________________
Title, if signing on behalf of owners of shares

PLEASE COMPLETE, DATE, SIGN
AND RETURN THIS PROXY
PROMPTLY USING THE
ENCLOSED ENVELOPE.